Exhibit (b)
Dated ___ December, 2007
RECKITT BENCKISER TREASURY SERVICES PLC
RECKITT BENCKISER GROUP PLC
arranged by
BARCLAYS CAPITAL
with
BARCLAYS BANK PLC
acting as Agent

$2,500,000,000
FACILITY AGREEMENT

CONTENTS

SECTION 1 INTERPRETATION	1

1. DEFINITIONS AND INTERPRETATION	1

1.1 Definitions	1

1.2 Construction	8

1.3 Third Party Rights	9

SECTION 2 THE FACILITY	10

2. THE FACILITY	10

2.1 The Facility	10

2.2 Finance Parties’ rights and obligations	10

3. PURPOSE	10

3.1 Purpose	10

3.2 Monitoring	10

4. CONDITIONS OF UTILISATION	10

4.1 Initial conditions precedent	10

4.2 Further conditions precedent	11

SECTION 3 UTILISATION	12

5. UTILISATION	12

5.1 Delivery of a Utilisation Request	12

5.2 Completion of a Utilisation Request	12

5.3 Currency and amount	12

5.4 Lenders’ participation	12

SECTION 4 REPAYMENT, PREPAYMENT AND CANCELLATION	13

6. REPAYMENT	13

6.1 Repayment of Loans	13

6.2 Term Out Option	13

7. PREPAYMENT AND CANCELLATION	13

7.1 Illegality	13

7.2 Change of control	14

7.3 Voluntary cancellation	14

7.4 Voluntary prepayment	14

7.5 Right of repayment and cancellation in relation to a single Lender	15

7.6 Restrictions	15

8. MANDATORY PREPAYMENT	16

8.1 Mandatory reduction from Debt Capital Market Proceeds	16

SECTION 5 COSTS OF UTILISATION	17

9. INTEREST	17

9.1 Calculation of interest	17

9.2 Payment of interest	17

9.3 Default interest	17

9.4 Notification of rates of interest	17

10. INTEREST PERIODS	18

10.1 Selection of Interest Periods	18

10.2 Non-Business Days	18

10.3 Consolidation and division of Term Loans	18

11. CHANGES TO THE CALCULATION OF INTEREST	19

11.1 Absence of quotations	19

11.2 Market disruption	19

11.3 Alternative basis of interest or funding	19

11.4 Break Costs	20

12. FEES	20

12.1 Arrangement Fee	20

12.2 Commitment Fee	20

12.3 Utilisation Fee	20

SECTION 6 ADDITIONAL PAYMENT OBLIGATIONS	22

13. TAX GROSS UP AND INDEMNITIES	22

13.1 Definitions	22

13.2 Tax gross-up	22

13.3 Tax indemnity	23

13.4 Tax Credit	24

13.5 Stamp taxes	24

13.6 Value added tax	24

14. INCREASED COSTS	24

14.1 Increased costs	24

14.2 Increased cost claims	25

14.3 Exceptions	25

15. OTHER INDEMNITIES	25

15.1 Currency indemnity	25

15.2 Other indemnities	26

15.3 Indemnity to the Agent	26

16. MITIGATION BY THE LENDERS	27

16.1 Mitigation	27

16.2 Limitation of liability	27

17. COSTS AND EXPENSES	27

17.1 Amendment costs	27

17.2 Enforcement costs	27

18. GUARANTEE AND INDEMNITY	28

18.1 Guarantee and indemnity	28

18.2 Continuing guarantee	28

18.3 Reinstatement	28

18.4 Waiver of defences	29

18.5 Immediate recourse	29

18.6 Appropriations	30

18.7 Deferral of Guarantor’s rights	30

18.8 Additional security	30

SECTION 7 REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT	31

19. REPRESENTATIONS	31

19.1 Status	31

19.2 Binding obligations	31

19.3 Non-conflict with other obligations	31

19.4 Power and authority	31

19.5 Validity and admissibility in evidence	31

19.6 No Event of Default	31

19.7 Financial statements	32

19.8 Pari passu ranking	32

19.9 No proceedings pending or threatened	32

19.10 Principal Subsidiaries	32

19.11 Repetition	32

20. INFORMATION UNDERTAKINGS	32

20.1 Financial statements	32

20.2 Requirements as to financial statements	33

20.3 Information	33

20.4 Notification of default	33

20.5 Use of websites	33

21. GENERAL UNDERTAKINGS	34

21.1 Authorisations	34

21.2 Compliance with laws	34

21.3 Negative pledge	35

22. EVENTS OF DEFAULT	35

22.1 Non-payment	36

22.2 Other obligations	36

22.3 Misrepresentation	36

22.4 Cross default	36

22.5 Insolvency	36

22.6 Insolvency proceedings	36

22.7 Creditors’ process	37

22.8 Clean-up Period	37

22.9 Acceleration	38

SECTION 7 CHANGES TO PARTIES	39

23. CHANGES TO THE LENDERS	39

23.1 Assignments and transfers by the Lenders	39

23.2 Conditions of assignment or transfer	39

23.3 Limitation of responsibility of Existing Lenders	40

23.4 Procedure for transfer	40

23.5 Disclosure of information	41

24. CHANGES TO THE OBLIGORS	42

SECTION 8 THE FINANCE PARTIES	43

25. ROLE OF THE AGENT AND THE ARRANGER	43

25.1 Appointment of the Agent	43

25.2 Duties of the Agent	43

25.3 Role of the Arranger	43

25.4 No fiduciary duties	43

25.5 Business with the Group	44

25.6 Rights and discretions of the Agent	44

25.7 Majority Lenders’ instructions	44

25.8 Responsibility for documentation	45

25.9 Exclusion of liability	45

25.10 Lenders’ indemnity to the Agent	46

25.11 Resignation of the Agent	46

25.12 Confidentiality	46

25.13 Relationship with the Lenders	47

25.14 Credit appraisal by the Lenders	47

25.15 Reference Banks	47

25.16 Deduction from amounts payable by the Agent	48

26. CONDUCT OF BUSINESS BY THE FINANCE PARTIES	48

27. SHARING AMONG THE FINANCE PARTIES	48

27.1 Payments to Finance Parties	48

27.2 Redistribution of payments	49

27.3 Recovering Finance Party’s rights	49

27.4 Reversal of redistribution	49

27.5 Exceptions	49

SECTION 9 ADMINISTRATION	51

28. PAYMENT MECHANICS	51

28.1 Payments to the Agent	51

28.2 Distributions by the Agent	51

28.3 Distributions to the Borrower	51

28.4 Clawback	51

28.5 Partial payments	52

28.6 No set-off by Obligors	52

28.7 Business Days	52

28.8 Currency of account	52

29. SET-OFF	53

30. NOTICES	53

30.1 Communications in writing	53

30.2 Addresses	53

30.3 Delivery	53

30.4 Electronic Communication	54

31. CALCULATIONS AND CERTIFICATES	54

31.1 Accounts	54

31.2 Certificates and Determinations	54

31.3 Day count convention	55

32. PARTIAL INVALIDITY	55

33. REMEDIES AND WAIVERS	55

34. AMENDMENTS AND WAIVERS	55

34.1 Required consents	55

34.2 Exceptions	55

35. COUNTERPARTS	56

SECTION 10 GOVERNING LAW AND ENFORCEMENT	57

36. GOVERNING LAW	57

37. ENFORCEMENT	57

37.1 Jurisdiction of English courts	57

SCHEDULE 1 The Original Lenders	58

SCHEDULE 2	59

CONDITIONS PRECEDENT	59

SCHEDULE 3 Part I UTILISATION REQUEST	60

PART II Selection Notice Applicable to a Term Loan	61

SCHEDULE 4 MANDATORY COST FORMULAE	62

SCHEDULE 5 Form of Transfer Certificate	65

THIS AGREEMENT is dated 9th December 2007 and made between:
(1)	RECKITT BENCKISER TREASURY SERVICES PLC (the “Borrower”);

(2)	RECKITT BENCKISER GROUP PLC as the guarantor (the “Guarantor”);

(3)	BARCLAYS CAPITAL (the investment banking division of Barclays Bank PLC) as arranger (the “Arranger”);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the “Original Lenders”); and

(5)	BARCLAYS BANK PLC as agent of the other Finance Parties (the “Agent”).
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Acquisition” means the acquisition contemplated in the board resolution of the Guarantor dated 4 December 2007.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the earlier of:
(a)	the Business Day before the Final Maturity Date; and

(b)	the Term Out Date.
“Available Commitment” means a Lender’s Commitment under the Facility minus:
(a)	the Base Currency Amount of its participation in any outstanding Loans under the Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than, in relation to any Proposed Utilisation, that Lender’s participation in any Revolving Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Currency” or “$” means dollars.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Borrower for that Loan adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

“Break Costs” means, in relation to a Loan or any Unpaid Sum, the amount (if any) by which:
(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York.
“Commitment” means:
(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
“Commitment Fee” means the fee described in Clause 12.2 (Commitment Fee).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent.
“Debt Capital Market Proceeds” means any monies:
(a)	raised by the Borrower or any wholly-owned Subsidiary of the Borrower from any issue of any bonds, notes or other debt capital market instruments (including equity-linked bonds, notes or other debt capital market instruments) with a tenor of greater than 18 Months; or

(b)	raised by the Borrower or any wholly-owned Subsidiary of the Borrower under any syndicated or bilateral loan facility entered into after the date of this Agreement with a repayment period of greater than 6 Months,
(net of fees, taxes and out of pocket costs and expenses of the Borrower incurred in relation to such Debt Capital Market Proceeds) which exceed in aggregate $500,000,000 (or its equivalent in any other currency or currencies) from the date of this Agreement other than:
(i)	drawings under this Agreement;

(ii)	any refinancing of existing debt instruments; and

(iii)	any amounts borrowed from a member of the Group.
“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, or a combination of the foregoing) be an Event of Default.
“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).
“Facility” means the revolving or, after the Term Out Date, term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).
“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
“Final Maturity Date” means, subject to Clause 6.2 (Term Out Option), 364 days from the date of this Agreement.
“Finance Document” means this Agreement, and any other document designated as such by the Agent and the Borrower.
“Finance Party” means the Agent, the Arranger or a Lender.
“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes (other than notes issued in the ordinary course of business), debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than to the extent sold or discounted on a non-recourse basis); and

(f)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (e) above.
“GAAP” means generally accepted accounting principles, standards and practices in the United Kingdom.
“Group” means the Guarantor and its Subsidiaries for the time being.
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“IAS” means the international accounting standards published by the International Accounting Standards Board from time to time.
“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).
“Lender” means:
(a)	any Original Lender; and

(b)	any bank or financial institution which has become a Party in accordance with Clause 23 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
“LIBOR” means, in relation to any Loan:
(a)	the Screen Rate; or

(b)	(if no Screen Rate is available for dollars for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11:00 a.m. on the Quotation Day for the offering of deposits dollars and for a period comparable to the Interest Period for that Loan.
“Loan” means a Revolving Loan or a Term Loan.
“Majority Lenders” means:
(a)	until the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero and there are no Loans then outstanding, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.
“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).
“Margin” means 0.15 per cent. per annum provided that if the Term Out Option is exercised the Margin shall be 0.25 per cent. per annum.
“Material Adverse Effect” means a material adverse effect on the ability of the Borrower to perform its payment obligations under this Agreement.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
The above rules will only apply to the last Month of any period.
“Obligor” means the Borrower or the Guarantor.
“Original Group Financial Statements” means the audited consolidated financial statements of the Group for the financial year ended 31 December 2006.
“Party” means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.
“Principal Subsidiary” means, at any time and based on the then most recent audited consolidated financial statements of the Group, any Subsidiary of the Obligors whose sales to customers in the financial year to which those financial statements relate exceed $300,000,000.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means, in relation to LIBOR and Mandatory Cost the principal London offices of Barclays Bank PLC and/or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Relevant Interbank Market” means the London interbank market.

“Repeating Representations” means each of the representations set out in Clauses 19.1 (Status) to 19.4 (Power and authority), 19.6 (No Event of Default) and 19.8 (Pari passu ranking).

“Revolving Loan” means a loan to be made under the Facility which has not been converted into a Term Loan pursuant to the Term Out Option or the principal amount outstanding for the time being of that loan.

“Rollover Loan” means one or more Loans:
(a)	made or to be made on the same day that one or more maturing Loans is or are due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan(s); and

(c)	in the same currency as such maturing Loan(s).
“Screen Rate” means the British Bankers Association Interest Settlement Rate for dollars for the relevant period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having the effect of conferring security.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Selection Notice) given in accordance with Clause 10 (Interest Periods) in relation to a Term Loan.

“Subsidiary” means a subsidiary within the meaning of section 736 of the Companies Act 1985 and, in relation to financial statements of the Group, a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985.

“Tax”means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure by an Obligor to pay or any delay by an Obligor in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Term Loan” means any Revolving Loan converted to a term loan pursuant to the Term Out Option or the principal amount outstanding for the time being of that loan.

“Term Out Date” means the date on which the Borrower gives a notice exercising the Term Out Option.

“Term Out Option” means the term out option in Clause 6.2 (Term out Option).

“Total Commitments” means the aggregate of the Commitments, being $2,500,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.
“UK Qualifying Lender” has the meaning given to it in Clause 13 (Tax gross-up and indemnities).

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Fee” means the fee referred to in Clause 12.3.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction
(a)	Any reference in this Agreement to:
(i)	the “Agent” the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any person, firm company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, with which banks customarily comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	unless a contrary indication appears, a time of day is a reference to London time.
(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is “continuing” if it has not been remedied or waived.

1.3	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2
THE FACILITY
2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a dollar revolving loan facility with a term out option in an aggregate amount equal to the Total Commitments.
2.2	Finance Parties’ rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards acquisition financing and working capital requirements of the company or companies acquired pursuant to the Acquisition.
3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent, acting reasonably. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the proposed Utilisation Date:
(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects, or the Lenders nevertheless agree to make that Loan.

SECTION 3
UTILISATION
5.	UTILISATION
5.1	Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 10.00 a.m. two Business Days before the Utilisation Date.
5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation complies with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods);

(iv)	except in the case of a Rollover Loan, it specifies the account and bank to which the proceeds of the Utilisation are to be credited.
(b)	Only one Loan may be requested in each Utilisation Request.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be dollars.

(b)	The amount of the proposed Loan must be for a minimum of $6,000,000 or, if less, equal or equivalent to the Available Facility.
5.4	Lenders’ participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6.	REPAYMENT

6.1	Repayment of Loans
(a)	Subject to paragraph (b) below, the Borrower shall repay each Revolving Loan on the last day of its Interest Period.

(b)	If it exercises the Term Out Option in relation to a Revolving Loan in accordance with Clause 6.2 (Term Out Option), the Borrower shall repay that Loan on the Final Maturity Date as extended by that Clause.
6.2	Term Out Option
(a)	The Borrower may exercise the term out option by notice to the Agent not less than five Business Days before the then Final Maturity Date. Only one such notice may be given.

(b)	That notice shall specify the Revolving Loan(s) in relation to which the Term Out Option is being exercised.

(c)	The Agent shall promptly notify each Lender of the Loans specified in that notice and the new Final Maturity Date.

(d)	If the Term Out Option is so exercised then:
(i)	on the Term Out Date, the Borrower shall pay to the Agent (for the account of each Lender) a fee of 0.05 per cent. flat on that Lender’s participation in the Revolving Loan(s) in relation to which the Term Out Option has been exercised;

(ii)	on the Term Out Date, any Available Commitment shall be automatically cancelled; and

(iii)	on the Term Out Date, the Final Maturity Date shall be extended to the date which is 364 days from the then applicable Final Maturity Date.
7.	PREPAYMENT AND CANCELLATION
7.1	Illegality

If it becomes unlawful in England for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, to the extent required by law the Commitment of that Lender will be immediately cancelled; and

(c)	to the extent required by law, the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
7.2	Change of control
(a)	If a person (or group of persons acting in concert) gains control of the Guarantor, other than as a result of an agreed “merger” (however structured) between the Guarantor and one or more other companies whose shares are listed on a recognised stock exchange:
(i)	the Guarantor shall promptly notify the Agent upon becoming aware of that event; and

(ii)	if the Majority Lenders so require, the Agent and the Guarantor shall enter into negotiations (for a period ending not more than 30 days after the date of that event) with a view to agreeing alternative terms for continuing the Facility.
(b)	If the Majority Lenders have so required the Guarantor to enter into negotiations and, within the period referred to in Clause 7.2(a)(ii), all the Lenders and the Guarantor have not agreed terms for continuing the Facility then, at any time within 15 days after the end of that period, the Agent may give the Borrower notice cancelling the Facility with effect from (and declaring all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents, due and payable on) a date specified in (and not less than 90 days after the date of) that notice. On the date so specified, the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

(c)	For the purpose of paragraph (a) above “control” has the meaning given to it in section 416(2) of the Taxes Act.

(d)	For the purpose of paragraph (a) above “acting in concert” has the meaning given to it in the City Code on Takeovers and Mergers.
7.3	Voluntary cancellation

The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $6,000,000) of the Available Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably.

7.4	Voluntary prepayment

The Borrower may prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of $6,000,000) if it gives the Agent notice of the prepayment, not less than 5 Business

Days before the date on which the prepayment is to be made or such shorter period as may be agreed between the Majority Lenders and the Borrower.
7.5	Right of repayment and cancellation in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.
(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.
(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.
7.6	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid before the Term Out Date may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrower may not reborrow any part of any Term Loan which is prepaid.

(e)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender(s), as appropriate.
8.	MANDATORY PREPAYMENT
8.1	Mandatory reduction from Debt Capital Market Proceeds
(a)	Within two Business Days after the date on which any Debt Capital Market Proceeds have been received by any member of the Group (or have become Debt Capital Market Proceeds), the Borrower shall notify the Agent of such date and the amount in dollars (the “Dollars Proceeds Amount”) equal to or equivalent to the Debt Capital Market Proceeds.

(b)	On receipt of the notice identifying such Debt Capital Market Proceeds by the Agent, the Commitments shall be reduced by an aggregate amount equal to the Dollars Proceeds Amount.

(c)	The Borrower shall prepay Loans on the earlier of five Business Days after such Debt Capital Market Proceeds are received by a member of the Group and the date of expiry of their Interest Periods current when the Agent receives the relevant notice pursuant to paragraph (a) above until Utilisations equal to or greater than the Dollars Proceeds Amount have been prepaid.

(d)	The Commitments of the Lenders shall be reduced rateably.

SECTION 5
COSTS OF UTILISATION
9.	INTEREST
9.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.
9.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3	Default interest
(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

(b)	If the overdue amount is principal of a Loan and became due on a day other than the last day of an Interest Period relating to that Loan, the first Interest Period applicable to that overdue amount shall be of a duration equal to the unexpired portion of that Interest Period and the rate of interest on that overdue amount for that Interest Period shall be the sum of 1 per cent and the rate applicable to it immediately before it became due.

(c)	Any interest accruing under this Clause 9.3 shall be immediately payable by the relevant Obligor on demand by the Agent.

(d)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
9.4	Notification of rates of interest
The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS
10.1	Selection of Interest Periods
(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (in respect of a Term Loan) in a Selection Notice.

(b)	Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower not later than 11:00 a.m. one Business Day before the first day of a relevant Interest Period.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)	Subject to this Clause 10, the Borrower may select an Interest Period of 1, 2, 3 or 6 Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

(f)	Each Interest Period for a Term Loan shall start on the last day of the Interest Period for the Revolving Loan from which it is converted pursuant to Clause 6.2 (Term Out Option) or on the last day of its preceding Interest Period.

(g)	A Revolving Loan has one Interest Period only.
10.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
10.3	Consolidation and division of Term Loans
(a)	Subject to paragraph (b) below, if two or more Interest Periods relate to Term Loans and those Term Loans end on the same date, those Term Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Term Loan on the last day of the Interest Period.

(b)	If the Borrower requests in a Selection Notice that a Term Loan be divided into two or more Term Loans, that Term Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Term Loan immediately before its division.

11.	CHANGES TO THE CALCULATION OF INTEREST
11.1	Absence of quotations
Subject to Clause 11.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.
11.2	Market disruption
(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:
(i)	the applicable Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in that Loan.
(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.
11.3  Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

11.4	Break Costs
(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
12.	FEES

12.1	Arrangement Fee

The Borrower shall pay to the Agent (for the account of the Arranger) a fee in the amount and at the times agreed in a separate fee letter.

12.2	Commitment Fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency during the Availability Period computed on a daily basis at a rate of 25 per cent. per annum of the applicable Margin on that Lender’s Available Commitment under the Facility.

(b)	The accrued commitment fee is payable in arrear on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.3	Utilisation Fee

(a)	The Borrower shall pay to the Agent the Utilisation Fee in the Base Currency computed, on any day, at the rate of:
(i)	if, on such day, the aggregate of the Base Currency Amounts of all outstanding Loans is equal to or less than 50% of the Total Commitments, zero;

(ii)	if, on such day, the aggregate of the Base Currency Amounts of all outstanding Loans is more than 50% of the Total Commitments, 0.025% per annum on the amount by which the aggregate amount of all outstanding Loans exceeds 50% of the Total Commitments.

(b)	The accrued Utilisation Fee is payable in arrear on (i) the last day of each successive period of three Months (with the first such period commencing on the date of this Agreement) provided that such date is prior to the Final Maturity Date and (ii) on the Final Maturity Date.

(c)	The Utilisation Fee will only accrue during the period that a Loan is outstanding.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions
(a)	In this Clause 13:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made to the Lender under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“UK Qualifying Lender” means a person which is (on the date a payment falls due) beneficially entitled to that payment and within the charge to United Kingdom corporation tax as respects that payment and was a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) at the time the relevant Loan was made.

(b)	In this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the Lender.
13.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower or a Lender shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such a notification from a Lender it shall notify the Borrower.

(c)	Each Lender confirms that it is a UK Qualifying Lender. This confirmation is given as at the date of this Agreement. In the case of a Lender becoming a Lender by novation or assignment under Clause 23 (Changes to the Lenders), this confirmation is instead deemed to be given on the date of that novation or assignment. Each Lender undertakes to notify the Agent and the Borrower promptly if it ceases to be a UK Qualifying Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and the Guarantor.

(d)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall (subject to paragraph (e) below) be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(e)	In relation to a Tax Deduction for or on account of United Kingdom Tax, paragraph (d) above shall apply only if the relevant Lender:
(i)	is a UK Qualifying Lender; or

(ii)	is not or has ceased to be a UK Qualifying Lender, to the extent that this altered status results from any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or published concession of any relevant taxing authority.
(f)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(g)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for that Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
13.3	Tax indemnity
(a)	Without duplicating amounts payable (or which, but for paragraph (e) thereof, would be payable) under Clause 13.2 (Tax gross-up), if, as a result of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or published concession of any relevant taxing authority, a Lender is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable under a Finance Document, then the Borrower shall, (within three Business Days of demand by the relevant Finance Party) pay to that Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been suffered by it for or on account of Tax.

(b)	Paragraph (a) above shall not apply with respect to any Tax assessed on the relevant Finance Party:
(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is a franchise tax or is imposed on or calculated by reference to the net income of that Finance Party or its Facility Office.
(c)	If a Finance Party makes, or intends to make, a claim pursuant to paragraph (a) above, it shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.
13.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(i)	a Tax Credit is attributable to that Tax Payment; and

(ii)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall promptly pay an amount to the Obligor which the relevant Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.
13.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document in the jurisdiction of incorporation of the Obligors other than in respect of an assignment or transfer by a Lender.

13.6	Value added tax

Where a Finance Document requires any Obligor to reimburse a Finance Party for any costs or expenses, the relevant Obligor shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses, save to the extent that the Finance Party is entitled to repayment or credit in respect of the VAT.

14.	INCREASED COSTS

14.1	Increased costs
(a)	Subject to Clause 14.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b) In this Agreement “Increased Costs” means:
(i) a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
14.2	Increased cost claims
(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of, and reasonable details of the basis for and calculation of, its Increased Costs.
14.3	Exceptions
(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).
15.	OTHER INDEMNITIES
15.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Lenders against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
15.2	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by a Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
15.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS
16.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
16.2	Limitation of liability
(a)	The Borrower shall indemnify each Finance Party for all out-of-pocket costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
17.	COSTS AND EXPENSES

17.1	Amendment costs

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.2	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all out-of-pocket costs and expenses (including legal fees) reasonably incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally jointly and severally:
(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.
18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4	Waiver of defences

The obligations of the Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.
18.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 18.
18.7	Deferral of Guarantor’s rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents: to be indemnified by an Obligor;
(a)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(b)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.
If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment mechanics) of this Agreement.
18.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

     SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
19.	REPRESENTATIONS
Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1	Status

It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law, legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of the Finance Documents do not conflict with:
(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets, the breach of which would have a Material Adverse Effect.
19.4	Power and authority
It has the power, and has taken all necessary corporate action, to enter into, perform and deliver the Finance Documents to which it is a party.
19.5	Validity and admissibility in evidence

All Authorisations required to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party have been obtained or effected and are in full force and effect, except those Authorisations which, if not obtained or effected, would not have a Material Adverse Effect.

19.6	No Event of Default

No Event of Default is continuing.

19.7	Financial statements
(a)	The Original Group Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	The Original Group Financial Statements fairly represent the Group’s consolidated financial condition as at the end of the relevant financial year and the results of the Group’s operations for that financial year.

(c)	Since 31 December 2006, there has been no change in the business or consolidated financial condition of the Group which would be reasonably likely to have a Material Adverse Effect.
19.8	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law.

19.9	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or governmental agency which are reasonably likely to be adversely determined and, if adversely determined, to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.

19.10	Principal Subsidiaries

The list of Principal Subsidiaries in Schedule 6 (Principal Subsidiaries) is correct.

19.11	Repetition

The Repeating Representations are deemed to be made by each Obligor and by reference to the facts and circumstances then existing on each Utilisation Date.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:
(a)	within 180 days after the end of each of its financial years, the Group’s audited consolidated financial statements and the Borrower’s audited unconsolidated balance sheet for that financial year; and

(b)	within 90 days after the end of the first half of each of its financial years, the Group’s unaudited consolidated financial statements for that financial half year.
20.2	Requirements as to financial statements

The Borrower shall procure that each set of financial statements of the Group delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Group Financial Statements unless, when delivering the relevant set of financial statements to the Agent, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods.

20.3	Information

The Borrower shall promptly supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) copies of all documents dispatched by the Borrower to its shareholders (or any class of them).

20.4	Notification of default

Each Obligor shall notify the Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

20.5	Use of websites
(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:
(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method; and

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website.
If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.
(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.
21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Obligor shall apply for, and use its best endeavours to obtain and maintain in full force and effect, any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents, except those Authorisations which, if not obtained or maintained, would not have a Material Adverse Effect.

21.2	Compliance with laws

Each Obligor will use its best endeavours to comply in all respects with all laws to which it may be subject, if failure to comply would have a Material Adverse Effect.

21.3	Negative pledge
(a)	No Obligor shall (and the Guarantor shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	Paragraph (a) above does not apply to:
(i)	any Security existing on the date of this Agreement;

(ii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any lien arising by operation of law and in the ordinary course of business or out of any title retention provision contained in any contract for goods entered into in the ordinary course of business;

(iv)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:
(A)	the Security was not created in contemplation of the acquisition; and

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition;
(v)	any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:
(A)	the Security was not created in contemplation of the acquisition of that company; and

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company;
(vi)	any Security created in substitution for any Security to which paragraph (i), (iv) or (v) or this paragraph (vi) shall have applied so long as the principal amount secured is not increased; and

(vii)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security other than any permitted under paragraphs (i) to (vi) above) does not exceed $100,000,000 (or its equivalent in other currencies).
22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 22 is an Event of Default.

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to this Agreement at the place at and in the currency in which it is expressed to be payable unless payment is made within five Business Days of its due date.

22.2	Other obligations

An Obligor does not comply with any provision of this Agreement (other than those referred to in Clause 22.1 (Non-payment)):
(a)	which, in the reasonable opinion of the Majority Lenders, is likely to have a Material Adverse Effect; and

(b)	if the failure to comply is capable of remedy, it is not remedied within 30 days after the Borrower receives notice from the Agent requiring it to be remedied.
22.3	Misrepresentation

Any representation made or deemed to be made by an Obligor in this Agreement or any document delivered by or on behalf of an Obligor under this Agreement is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.4	Cross default

Any Financial Indebtedness of an Obligor or any other member of the Group is not paid within 30 days of its due date (or within any originally applicable grace period if longer) or becomes due and payable by reason of default before its normal agreed maturity, unless the aggregate amount at any one time of all such Financial Indebtedness does not exceed $120,000,000 (or its equivalent in other currencies).

22.5	Insolvency
(a)	An Obligor or a Principal Subsidiary is unable or admits its inability to pay its debts as they fall due, suspends making payments on its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of an Obligor or a Principal Subsidiary.
22.6	Insolvency proceedings
(a)	An order is made by a court of competent jurisdiction or a resolution passed for the winding-up, dissolution or administration of an Obligor or a Principal Subsidiary (or for the purpose of and followed by an amalgamation or reconstruction the terms of which have previously been approved by the Lender).

(b)	An Obligor or a Principal Subsidiary commences negotiations with a view to effecting, or takes any proceedings under any law for, a general composition, assignment or similar arrangement with or for the benefit of its creditors, other than for the purpose of and followed by an amalgamation or reconstruction the terms of which have previously been approved by the Agent (acting on the instructions of all the Lenders).

(c)	Appointment of a receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of an Obligor or a Principal Subsidiary for all or any substantial part of its assets, and such appointment is not discharged within 30 days.

(d)	Enforcement of any Security over all or any substantial part of the assets of an Obligor or a Principal Subsidiary and, in the case of a Principal Subsidiary, such event is reasonably likely to have a Material Adverse Effect.
22.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects all or any substantial part of the assets of an Obligor or a Principal Subsidiary, and is not discharged within 30 days.

22.8	Clean-up Period

If, during the period ending 120 days after the date of closing of the Acquisition (the “Clean-up Period”), any event or circumstance arises or becomes apparent in relation to the company or companies acquired pursuant to the Acquisition which would otherwise constitute a Default or an Event of Default (a “Clean-up Default”), provided that reasonable steps are being taken to cure such Clean-up Default, that Clean-up Default shall not:
(a)	constitute a Default or an Event of Default; or

(b)	operate to prevent any Utilisation; or

(c)	allow the Agent to accelerate pursuant to Clause 22.9 (Acceleration) in respect of that Clean-up Default, provided that:
(ii)	the Clean-up Default does not have a Material Adverse Effect;

(iii)	the Clean-up Default was not procured or approved by the Borrower or a member of the Group (that is not a member of the group of companies acquired pursuant to the Acquisition); and

(iv)	it has ceased to exist at the end of the Clean-up Period.

22.9	Acceleration

On and at any time while an Event of Default is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 7
CHANGES TO PARTIES
23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:
(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution which is a UK Qualifying Lender (the “New Lender”).
23.2	Conditions of assignment or transfer
(a)	The consent of the Borrower is required for an assignment or transfer by a Lender, (except to another Lender or to an Affiliate of a Lender which is a bank or financial institution and is a UK Qualifying Lender), but must not be unreasonably withheld.

(b)	An assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

(c)	A transfer will only be effective if the procedure set out in Clause 23.4 (Procedure for transfer) is complied with.

(d)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or the Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

23.3	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
23.4	Procedure for transfer
(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed

Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
(b)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.
23.5	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:
(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above:

(i)	that information is material and relevant in the context of this Agreement and to the proposed assignment or transfer and

(ii)	before the information is disclosed, the person to whom it is proposed that the information be given enters into a Confidentiality Undertaking.
This clause supersedes any previous agreement relating to the confidentiality of this information.

24.	CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 8
THE FINANCE PARTIES
25.	ROLE OF THE AGENT AND THE ARRANGER
25.1	Appointment of the Agent
(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
25.2	Duties of the Agent
(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
25.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
25.4	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
25.6	Rights and discretions of the Agent
(a)	The Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
25.7	Majority Lenders’ instructions
(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
25.8	Responsibility for documentation

Neither the Agent nor the Arranger:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
25.9	Exclusion of liability
(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

25.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).
25.11	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.
25.12	Confidentiality
(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
25.13	Relationship with the Lenders
(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).
25.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
25.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the

Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.
25.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.5 (Partial payments).

27.3	Recovering Finance Party’s rights
(a)	On a distribution by the Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
27.5	Exceptions
(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 9
ADMINISTRATION
28. PAYMENT MECHANICS
28.1 Payments to the Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of that currency with such bank as the Agent specifies.
28.2 Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to the Borrower) and Clause 28.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.
28.3 Distributions to the Borrower
The Agent may (with the consent of the Obligor or in accordance with Clause29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
28.4 Clawback
(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5 Partial payments
(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
28.6 No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
28.7 Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
28.8 Currency of account
(a)	Subject to paragraphs (b) to (c) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
29. SET-OFF
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
30. NOTICES
30.1 Communications in writing
Subject to Clause 5.1 (Delivery of a Utilisation Request), any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex.
30.2 Addresses
Any communication or document to be made or delivered under or in connection with the Finance Documents will be sent
(a) if to an Obligor, to it at the address identified with its name below;
(b) if to a Lender to the address notified in writing to the Agent on or prior to the date on which it becomes a Party; and
(c) in the case of the Agent, to the address identified with its name below, or, in any such case, any substitute address, fax number, telephone number or department or officer as the Party may notify to the other Parties by not less than five Business Days’ notice.
30.3 Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid (by airmail if to another country) in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.
(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(d)	Except for a Utilisation Request received by the relevant deadline specified in Clause 5.1 (Delivery of a Utilisation Request), any communication or document received on a non-Business Day, or after 5pm on a Business Day, will be deemed to be received on the next Business Day.

(e)	All notices to or from an Obligor shall be sent through the Agent.
30.4 Electronic Communication
(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
31. CALCULATIONS AND CERTIFICATES
31.1 Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
31.2 Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall set out reasonable details of the basis of that certification or determination (and, if it specifies an amount, the calculation of that amount) and is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
31.3 Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.
32. PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
33. REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party , any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
34. AMENDMENTS AND WAIVERS
34.1 Required consents
(a)	Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.
34.2 Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to Clause 24 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders), Clause 27 (Sharing among the Finance Parties) or this Clause 34, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.
35. COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 10
GOVERNING LAW AND ENFORCEMENT
36. GOVERNING LAW
This Agreement is governed by English law.
37. ENFORCEMENT
37.1 Jurisdiction of English courts
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Original Lenders

Name of Original Lender	Commitment
Barclays Bank PLC	$2,500,000,000

SCHEDULE 2
CONDITIONS PRECEDENT
CONDITIONS PRECEDENT TO INITIAL UTILISATION
1.	A copy of the Memorandum and Articles of Association of each Obligor.

2.	A copy of a resolution of the board of directors of each Obligor (or a duly authorised committee of the board of directors of that Obligor):
(i)	approving that the Lender’s offer for facilities for acquisition financing (the “Facilities”) is accepted and resolving that it execute all documents required to implement the Facilities (the “Documents”);

(ii)	authorising a specified person or persons to execute the Documents on its behalf;

(iii)	authorising a specified person or persons to take all such actions as may be required to implement the Facilities; and

(iv)	(in respect of the Guarantor only) approving the acquisition to be funded by the Facility.
3.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 2 above.
4.	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier then the date of this Agreement and confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on it to be exceeded.
5.	A certificate of the Guarantor (signed by a director) identifying the acquisition to be funded by the Facility and confirming that all Authorisations necessary in connection with the Acquisition have been obtained.

SCHEDULE 3
Part I
UTILISATION REQUEST
From: Reckitt Benckiser Treasury Services plc
To:      [Agent]
Dated:
Dear Sirs
Reckitt Benckiser Treasury Services plc $2,500,000,000 Facility Agreement dated [                    ] (the “Facility Agreement”)
1.	We wish to borrow a Revolving Loan on the following terms:

Proposed Utilisation Date:	[ ]

Currency of Loan:	[ ]

Amount:	[ ]	or, if less, the Available Facility

Interest Period:	[ ]
2.	[The proceeds of this Loan should be credited to [account].]*

3.	This Utilisation Request is irrevocable.

4.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) will be satisfied on the Utilisation Date.
Yours faithfully

authorised signatory for
Reckitt Benckiser Treasury Services plc

PART II
Selection Notice
Applicable to a Term Loan

From:	Reckitt Benckiser Treasury Services plc

To:	[Agent]

Dated:

Dear Sirs
Reckitt Benckiser Treasury Services plc $2,500,000,000 Facility Agreement dated [                    ] (the “Facility Agreement”)
1.	We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Term Loan[s] in Sterling with an Interest Period ending on [ ].*

3.	[We request that the above Term Loan[s] be divided into [ ] Term Loans with the following Base Currency Amounts and Interest Periods:]**
or
[We request that the next Interest Period for the above Term Loan[s] is [                    ]].***
4.	This Selection Notice is irrevocable.
Yours faithfully
                                       & nbsp;
authorised signatory for
Reckitt Benckiser Treasury Services plc

*	Insert details of all Term Loans which have an Interest Period ending on the same date.

**	Use this option if division of Loans is requested.

***	Use this option if sub-division is not required.

SCHEDULE 4
MANDATORY COST FORMULAE
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.
2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.
3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.
4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:
(a)	in relation to a sterling loan:

AB+C(B – D) + E x 0.01	per cent. per annum

100 – (A +C)
(b)	in relation to a loan in any currency other than sterling:

E x 0.01	per cent. per annum.

300
Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.
8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5
Form of Transfer Certificate
To: [                    ] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:
Reckitt Benckiser Treasury Services plc $2,500,000,000 Facility Agreement dated [                    ] (the “Facility Agreement”)
1.	We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
2.	We refer to Clause 23.4 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.3 (Limitation of responsibility of Existing Lenders).
4.	The New Lender confirms that it is a UK Qualifying Lender.
5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
6.	This Transfer Certificate is governed by English law.

THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                    ].
[Agent]
By:

SCHEDULE 6
Principal Subsidiaries
Reckitt Benckiser Inc.
Reckitt Benckiser France SAS
Reckitt Benckiser Italia SpA
Reckitt Benckiser (Espana) SL
Reckitt Benckiser (UK) Ltd.
Reckitt Benckiser Healthcare (UK) Ltd.

The Borrower
RECKITT BENCKISER TREASURY SERVICES PLC

Address:	103-105 Bath Road
Slough Berkshire
SL1 3UH

Fax No:	+44 1753 746 419

Attention:	Group Treasury Director

By:

The Guarantor

RECKITT BENCKISER GROUP PLC

Address:	103-105 Bath Road
Slough
Berkshire
SL1 3UH

Fax No:	+44 1753 746 419

Attention:	Group Treasury Director

By:

The Arranger

BARCLAYS CAPITAL

By:

The Original Lender

BARCLAYS BANK PLC

By:

The Agent

BARCLAYS BANK PLC

Address:

Fax No:

Attention:

By: